WARRANT AGREEMENT

                      METRIS COMPANIES INC.

                  DATED AS OF DECEMBER 9, 1998
                        WARRANT AGREEMENT

                        Table of Contents

Section                                                      Page

1.   Issue of Warrant to Purchasers; Form of Warrants        - 1 -
2.   Registration                                            - 2 -
3.   Transfer of Warrants                                    - 2 -
4.   Term; Exercise                                          - 2 -
5.   Surrender of Warrant Certificates                       - 3 -
6.   Mutilated or Missing Warrant Certificate                - 3 -
7.   Reservation of Common Stock, etc.                       - 4 -
8.   Anti-dilution Adjustments                               - 4 -
8.1  Exercise Price Adjustment                               - 4 -
8.2  Special Rules for Adjusting the Exercise Price          - 4 -
8.3  Extraordinary Distributions                             - 6 -
8.4  Equitable Adjustments                                   - 7 -
8.5  Certain Readjustments                                   - 7 -
8.6  Adjustment in Shares Purchasable                        - 8 -
8.7  Notice of Adjustment                                    - 8 -
8.8  Reflection of Adjustments on Certificates               - 8 -
8.9  De Minimis Adjustments                                  - 8 -
8.10 Exemptions                                              - 9 -
9.   Constraints                                             - 9 -
10.  Consolidation or Merger                                 - 9 -
11.  Certain Events                                         - 10 -
12.  Absence of Registration                                - 11 -
13.  Information Covenants                                  - 11 -
13.1 Notice of Stockholder Meetings                         - 11-
13.2 Notice of Distributions                                - 12 -
13.3 Financial Statements, etc.                             - 12-
13.4 Proper Books and Records; Inspection                   - 12-
14.  Notices                                                - 12 -
15.  Warrant Obligations Independent of Debt Obligations    - 13 -
16.  Fractional Interests                                   - 13-
17.  Cancellation                                           - 13 -
18.  Binding Effect; Survival                               - 13 -
19.  Counterparts                                           - 13 -
20.  Governing Law                                          - 13 -



EXHIBITS

A    Warrant Certificate

     WARRANT AGREEMENT dated as of December 9, 1998 between Metris Companies Inc., a Delaware corporation (the "Company"), and the purchasers set forth on Schedule I attached hereto (each individually a Purchaser and collectively the "Purchasers"). The Purchasers, so long as they are holders of any warrants hereunder, together with any permitted transferees or assignees who are registered holders of any warrant issued hereunder or a like warrant or warrants issued upon the transfer of such warrant (each individually a "Warrant" and collectively the "Warrants"), are referred to collectively as the "Holders" and individually as a "Holder."

     WHEREAS, pursuant to the terms of a Securities Purchase Agreement dated as of November 13, 1998 among the Company, and the Purchasers (the "Purchase Agreement"), the Company has agreed to issue to each Purchaser a Warrant as hereinafter described to purchase shares of the Company's Common Stock, par value $.01 per share (together with any other or additional classes of the Company's capital stock for which the Warrants may become exercisable in accordance with Section 8.4 of this Agreement, the "Common Stock"), upon the terms and subject to the conditions set forth in the Purchase Agreement; and

     WHEREAS, the Company wishes to set forth, among other things, the provisions of such Warrants and the terms and conditions on which such Warrants may be issued, exchanged, exercised and replaced;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

     1. Issue of Warrant to Purchasers; Form of Warrants. The Company shall on the date hereof issue and deliver to the Purchasers for no additional consideration Warrants to purchase an aggregate of Three Million Seven Hundred Fifty Thousand (3,750,000) shares of Common Stock, subject to adjustment pursuant to Section 8 hereof. Each Purchaser shall receive a Warrant to purchase that number of shares of Common Stock set forth opposite such Purchaser's name on Schedule I attached hereto. Each Warrant, and any additional Warrants which may be issued upon partial exercise, replacement or transfer of such Warrant or Warrants, shall be evidenced by, and subject to the terms of, a Warrant Certificate (including the Forms of Election to Purchase and Assignment attached thereto, a "Warrant Certificate") in the form of Exhibit A attached hereto, in each case executed on behalf of the Company by the manual or facsimile signature of the President or Vice President of the Company, under its corporate seal affixed or in facsimile, and attested by the Secretary or an Assistant Secretary of the Company. A Warrant Certificate evidencing the original Warrant issued to each Purchaser shall be executed and delivered to such Purchaser simultaneously with the execution of this Agreement. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrants and the issuance of Common Stock upon the exercise of Warrants.

     2. Registration. All Warrant Certificates shall be numbered and shall be registered in a warrant register (the "Warrant Register") as they are issued. Subject to its compliance with the foregoing, the Company shall be entitled to treat the registered Holder of any Warrant on the Warrant Register as the owner in fact of such Warrant for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person or entity, and shall not be liable for any registration or transfer of Warrants which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith.

     3. Transfer of Warrants. Any Warrant may be transferred or endorsed to another party in whole or in part by giving written notice thereof to the Company at its principal office.
If a new Warrant Certificate is requested in connection with such transfer, shall be surrendered for cancellation, endorsed or accompanied by a written instrument of transfer, in form satisfactory to the Company, duly executed by the Holder thereof in person or by a duly authorized representative, agent or attorney-in-fact appointed in writing. Upon receipt thereof, the Company shall issue and deliver, in the name of the transferee, a new Warrant Certificate containing the same terms as the surrendered Warrant Certificate. In the case of the transfer of fewer than all of the rights evidenced by the surrendered Warrant Certificate, the Company shall issue a new Warrant Certificate to the Holder thereof for the remaining number of shares specified in the Warrant Certificate so surrendered.

     4. Term; Exercise. A Warrant entitles the Holder thereof to purchase the number of shares of Common Stock specified in the Warrant Certificate held by such Holder at a purchase price of Thirty ($30.00) Dollars per share (the "Exercise Price") at any time on or after the Initial Date (as herein defined) and on or before 5:00 p.m. Eastern Time on December 31, 2008 (the "Expiration Date"). The Initial Date shall be the first to occur of (i) the date on which the shareholders of the Company vote to disapprove the Exchange (as defined in the Purchase Agreement) and (ii) June 30, 1999, subject to the termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and as prescribed by the Office of the Comptroller of the Currency. The Exercise Price and the number of shares issuable upon exercise of any Warrant are subject to adjustment upon the occurrence of certain events, pursuant to the provisions of Section 8 of this Agreement. Subject to the provisions of this Agreement, the Holder of a Warrant shall have the right, which may be exercised in whole or in part, to purchase from the Company, and the Company shall issue and sell to such Holder, the number of fully paid and non-assessable shares of Common Stock (together with any other shares of the Company's Common Stock issuable upon exercise of Warrants, the "Shares") specified in the Warrant Certificate held by such Holder. Such right shall be exercised by surrender to the Company, or its duly authorized agent, of such Warrant Certificate, with the Form of Election to Purchase attached thereto duly completed and signed, and upon payment to the Company of the Exercise Price, as adjusted in accordance with the provisions of Section 8, for the number of Shares in respect of which the Warrant is then exercised. Payment of such Exercise Price may be made in cash, by certified check or bank draft payable to the order of the Company, by wire transfer of immediately available funds or by tender of an equivalent face amount of the Company's 12% Senior Notes due November 1, 2006 (the "Senior Notes"). Upon such surrender of the Warrant Certificate and payment of the Exercise Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder of such Warrant, in such name or names as such Holder may designate, a certificate or certificates for the number of full Shares so purchased, together with cash, as provided in Section 16 of this Agreement, in respect of any fraction of a Share otherwise issuable upon such surrender. Such certificate or certificates shall be deemed to have been issued and any person or entity so designated to be named therein shall be deemed to have become a holder of record of such Shares as of the date of the surrender of the Warrant Certificate and payment of the Exercise Price as aforesaid; provided, however, that if, at the date of surrender of a Warrant Certificate and payment of such Exercise Price the transfer books for the Common Stock (or, upon adjustment, such other class of stock as may be purchasable upon the exercise of the Warrant) shall be closed, the certificates for the Shares in respect of which such Warrant is then exercised shall be issued as of the date on which such books shall next be opened (whether before, on or after the Expiration Date) and until such date the Company shall be under no duty to deliver any certificate for such Shares; provided further, however, that the transfer books shall not be closed at any time for a period longer than forty-eight (48) hours unless otherwise required by law. A Warrant shall be exercisable, at the election of the Holder thereof, either for all or for part only of the Shares specified in the Warrant Certificate and if any Warrant is exercised in part prior to the Expiration Date, the Company shall issue a new Warrant Certificate for the remaining number of Shares specified in the Warrant Certificate so surrendered. The Company covenants that if any Shares issuable upon the exercise of Warrants require (under any federal or state law or applicable governing rule or regulation of any national securities exchange) registration with or approval of any governmental authority before such Shares may be issued upon exercise, the Company, upon receipt from any Purchaser of notice of intent to exercise, will in good faith and as expeditiously as possible endeavor to cause such Share to be duly registered, approved or listed on the relevant national securities exchange, as the case may be.

     5. Surrender of Warrant Certificates. Any surrender of a Warrant Certificate for transfer pursuant to Section 3 above or upon exercise pursuant to Section 4 above shall be made (a) to the Company at its principal office or (b) to the Company at such other place or to such agent of the Company as the Company shall hereafter notify the Holders.

     6. Mutilated or Missing Warrant Certificate. If a Warrant Certificate is mutilated, lost, stolen or destroyed, the Company shall issue and deliver (a) in exchange and substitution for and upon cancellation of any mutilated Warrant Certificate or (b) in lieu of and in substitution for any Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor representing an equivalent right or interest.

     7. Reservation of Common Stock, etc. The Company shall reserve for so long as any Warrant remains outstanding a number of authorized and unissued Shares sufficient to provide for the exercise of all such Warrants, and the transfer agent for the Common Stock, which may be the Company (the "Transfer Agent"), is hereby irrevocably authorized and directed at all times until the Expiration Date to reserve such number of authorized and unissued Shares as necessary for such purpose. The Company shall keep copies of this Agreement on file with the Transfer Agent and shall supply the Transfer Agent with duly executed stock certificates for such purpose and will itself provide or otherwise make available any cash payable as provided in Section 16 of this Agreement. All Warrant Certificates surrendered upon the exercise of Warrants shall be cancelled, and such cancelled Warrant Certificates shall constitute sufficient evidence of the number of Shares which have been issued upon the exercise of Warrants. The Company shall furnish to the Transfer Agent a copy of all notices of adjustment, and certificates related thereto, required to be transmitted to each Holder pursuant to Section 8.7 hereof.

     8. Anti-dilution Adjustments. The Exercise Price in effect at any time and the number and kind of Shares purchasable upon exercise of the Warrants shall be subject to adjustments from time to time upon the happening of the events hereinafter specified. No adjustment shall be made for any cash dividends or any Shares issued or issuable upon exercise of the Warrants, and if any adjustment results in an Exercise Price which is less that the stated par value per share of the Shares issuable upon such exercise, the Company agrees that such stated par value shall also be adjusted such that the Exercise Price shall at no time be less than the par value of such Shares. Notwithstanding any other provision hereof or of any Warrant, the Exercise Price, as adjusted from time to time shall not in any event be less than the par value (if any) of the Common Stock. The Company hereby covenants that, to the extent permitted by law, the par value of each share of Common Stock shall not be more than $.01 and the Company will not increase such par value so long as any Warrant is outstanding.

          8.1 Exercise Price Adjustment. (a) At any time the Company issues or sells any shares of Common Stock (except as provided in Section 8.10 and except for issuances subject to
Section 8.4) for a consideration per share less than the Exercise Price in effect immediately prior to such issue or sale, the Exercise Price in effect immediately prior to such issue or sale shall thereupon be reduced to the price (calculated to the nearest cent) determined as follows:

          (1) by dividing (x) the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Exercise Price, and (ii) the consideration, if any, received by the Company upon such issue or sale, by (y) the total number of shares of Common Stock outstanding immediately after such issue or sale of Securities.

          (b) In addition to the foregoing adjustments in paragraph (a) above, the Corporation will be permitted to make such reductions in the Exercise Price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the shares of Common Stock.

     8.2 Special Rules for Adjusting the Exercise Price. For the purposes of Section 8.1 above, the following paragraphs (a) to (d), inclusive, shall also be applicable:

          (a) Treatment of Options, Rights, etc. At any time the Company grants any rights to subscribe for, or any rights or options to purchase, Common Stock or any securities convertible into or exchangeable for Common Stock (such convertible or exchangeable securities being herein called "Convertible Securities"), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (1) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (2) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) is less than the Exercise Price in effect immediately prior to the granting of such rights or options, then the maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the maximum number of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share. Except as provided in
     Section 8.5, no further adjustments of the Exercise Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such rights or options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

          (b) Treatment of Convertible Securities. At any time the Company issues or sells any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (1) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (2) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) is less than the Exercise Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that
     (i) except as provided in Section 8.5, no further adjustments of the Exercise Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (ii) if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Exercise Price have been or are to be made pursuant to other provisions of this Section 8.2, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

          (c) Computation of Consideration. For purposes of this Section 8: (1) the consideration received for any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities issued or sold for cash shall be deemed to be the amount received by the Company therefor, without deduction of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith; (2) if any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as reasonably determined in good faith by the board of directors of the Company, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith; and (3) the consideration for any shares of Common Stock or Convertible Securities issued by the Company in connection with any merger or consolidation of another corporation into the Company shall be deemed to be the fair value of the assets of such merged or consolidated corporation as reasonably determined in good faith by the board of directors of the Company after deducting therefrom all cash and other consideration (if any) paid by the Company in connection with such merger.

          (d) Record Date. At any time the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Convertible Securities, or (2) to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

          8.3 Extraordinary Distributions. If the Company makes any distribution of its assets upon or with respect to its Common Stock, as a liquidating or partial liquidating dividend, or other than as a dividend payable out of earnings or any surplus legally available for dividends under the laws of the jurisdiction of incorporation of the Company, each Holder of a Warrant shall, upon the exercise of such Warrant after the record date for such distribution or, in the absence of a record date, after the date of such distribution, receive, in addition to the shares subscribed for, the amount of such assets (or, at the option of the Company, a sum equal to the value thereof at the time of distribution as reasonably determined in good faith by the board of directors of the Company) which would have been distributed to such Holder if such Holder had exercised such Holder's Warrant immediately prior to the record date for such distribution or, in the absence of a record date, immediately prior to the date of such distribution.

          8.4 Equitable Adjustments. If the Company (i) declares or pays a dividend on its Common Stock in shares of its capital stock or makes a distribution in shares of Common Stock,
(ii) subdivides its outstanding Common Stock, (iii) combines its outstanding Common Stock into a smaller number of shares of Common Stock or (iv) issues any shares of its capital stock in a reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing entity), the number of Shares of Common Stock for which Warrants are exercisable in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Holder of any Warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares which, if such Warrant had been exercised immediately prior to such time, it would have owned upon such exercise and been entitled to receive upon such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur, but no duplicative adjustment shall be made hereunder.

          8.5 Certain Readjustments. If the purchase price provided for in any right or option referred to in Section 8.2(a), or the rate at which any Convertible Securities referred to in Section 8.2(a) or 8.2(b) are convertible into or exchangeable for Common Stock, shall change or a different purchase price or rate shall become effective at any time or from time to time (other than under or by reason of provisions designed to protect against dilution), then, upon such change becoming effective, the Exercise Price then in effect hereunder shall thereupon be increased or decreased to such Exercise Price as would have obtained had the adjustments made upon the granting or issuance of such rights or options or Convertible Securities been made upon the basis of (1) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise of such options or rights or upon the conversion or exchange of such Convertible Securities, and the total consideration received therefor, and (2) the granting or issuance at the time of such change of any such options, rights, or Convertible Securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price. On the expiration of any right or option referred to in Section 8.2(a), or on the termination of any right to convert or exchange any Convertible Securities referred to in Section 8.2(a) or 8.2(b), the Exercise Price shall thereupon be readjusted to such amount as would have obtained had the adjustment made upon the granting or issuance of such rights or options or Convertible Securities been made upon the basis of the issuance or sale of only the number of shares of Common Stock actually issued upon the exercise of such options or rights or upon the conversion or exchange of such Convertible Securities. If the purchase price provided for in any such right or option, or the rate at which any such Convertible Securities are convertible into or exchangeable for Common Stock, shall change at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Security, the Exercise Price then in effect hereunder shall forthwith be decreased to such Exercise Price as would have obtained had the adjustments made upon the issuance of such right or option or Convertible Security been made upon the basis of the issuance of (and the total consideration received for) the shares of Common Stock delivered as aforesaid.

          8.6 Adjustment in Shares Purchasable. Whenever the Exercise Price is adjusted pursuant to Section 8.1 above, each Warrant outstanding at the time of such adjustment shall become the right to purchase that number of Shares obtained by multiplying the number of Shares into which such Warrant is exercisable immediately prior to such adjustment by the Exercise Price in effect immediately prior to the adjustment, and dividing the product so obtained by the Exercise Price in effect immediately after such adjustment, so that upon exercise of such Warrant with respect to all the Shares purchasable thereby the Company shall receive the same amount of consideration it would have received if the event occasioning the adjustment had not occurred and such Warrant were exercised with respect to all the Shares purchasable thereby.

          8.7 Notice of Adjustment. Whenever an adjustment is made pursuant to this Section 8, the Company shall promptly cause a notice setting forth the adjusted Exercise Price and adjusted number of Shares issuable upon exercise of each Warrant to be mailed to each Holder at such Holder's last address appearing on the Warrant Register and shall cause a certified copy thereof to be mailed to the Transfer Agent, if such Transfer Agent is not the Company. The Company shall, upon the request in writing of the Holders of a majority of the Warrants, retain a nationally recognized firm of independent public accountants of recognized standing selected by the board of directors of the Company to make any computation required by this Section 8, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment, which shall be binding on the Holders and the Company.

          8.8 Reflection of Adjustments on Certificates. Notwithstanding any adjustments in the Exercise Price or the number or kind of Shares purchasable upon exercise of Warrants, any Warrant Certificate theretofore or thereafter issued may continue to express the same price and number and kind of Shares as are stated in the Warrant Certificate initially issuable pursuant to this Agreement.

          8.9 De Minimis Adjustments. Anything in this Section 8 to the contrary notwithstanding, the Company shall not be required to make any adjustments of the Exercise Price in any case in which the amount by which such Exercise Price would be reduced in accordance with the foregoing provisions would be less than ten cents ($.10), but in such case any adjustment that would otherwise be made shall be carried forward and made at the time and together with the next subsequent adjustment which, together with any and all such adjustments so carried forward, shall amount to not less than ten cents ($.10).

          8.10 Exemptions. The Company shall not be required to make any adjustment of the Exercise Price in the case of

                    (a)  the granting by the Company of stock
          options to its employees so long as the shares of Common Stock covered by all such options do not in the aggregate exceed on a cumulative basis 10% of the shares of Common Stock issued and outstanding at the time of the latest granting of any such option, or

                    (b)  the issuance of shares of Common Stock
          pursuant to the exercise of such options, whether granted prior to or subsequent to the date hereof, or

                    (c)  the issuance of such additional shares
          of Common Stock as may be issuable upon the exercise of such options as a result of adjustment in the number of shares covered by such options for stock dividends, stock splits or other changes in the capitalization of the Company, or

                    (d) the issuance or sale of shares of Common Stock to the Company's employees pursuant to any stock purchase plan in effect on the date hereof (except to the extent such plan is subsequently amended), or

                    (e)  the granting by the Company of any
          options or warrants, on the issuance of shares upon exercise thereof, to the extent the same are disclosed in the disclosure schedule to the Purchase Agreement.

     9. Constraints. Notwithstanding the other provisions of this Agreement, in no event may a Warrant be exercised prior to receipt by the holder of all approvals from, or the expiration of all waiting or notice periods imposed by, applicable governmental authorities which are entitled to approve or review issuances of securities of the Company.

     10. Consolidation or Merger. If the Company shall at any time prior to the Expiration Date consolidate with or merge with or into another entity, each Holder of a Warrant shall thereafter be entitled to receive, upon the exercise thereof and payment of the Exercise Price in accordance with the terms of this Agreement, the aggregate number and kind of securities and property (including any cash), if any, which if such Warrant had been exercised immediately prior to such consolidation or merger and at a time when the transfer books of the Company were open, it would have owned upon such exercise and been entitled to receive upon such merger or consolidation. The Company shall take such steps in connection with such consolidation or merger as may be necessary to ensure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property (including any cash) thereafter deliverable upon the exercise of the Warrants; provided, however, that if upon such consolidation or merger different holders of Common Stock shall be entitled to receive different forms of consideration for their Common Stock, the form of such consideration thereafter deliverable upon the exercise of the Warrants shall be as determined in good faith by the board of directors of the Company, whose determination shall be conclusive. A sale of all or substantially all the assets of the Company for a consideration (apart from the assumption of obligations) consisting primarily of securities shall be deemed a consolidation or merger for the purposes of this Section 9. The Company shall not effect any such consolidation, merger or sale of all or substantially all of its assets (in one or more transactions) unless prior to or simultaneously with the consummation thereof, the successor or surviving corporation or entity (if other than the Company) resulting from such consolidation or merger, or the corporation or other entity to which such assets are transferred, shall assume, by written agreement duly executed and mailed to the Holders or delivered in accordance with Section 14 hereof, the obligation to deliver to each Holder the Shares of stock, securities or assets which such Holder is entitled to purchase in accordance with the foregoing provisions. The provisions of this Section 10 shall also apply to successive mergers or consolidations.

     11. Certain Events. If any of the following occurs on or before the Expiration Date:

          (a) a consolidation or merger of the Company with or into another entity (other than any merger as to which the Company is the surviving corporation and there is no change in the Common Stock in connection therewith),

          (b)  a liquidating dividend with respect to the Common
     Stock, or

          (c) a tender offer or exchange offer with respect to the Common Stock (other than a tender offer opposed by the Company's board of directors),

(each, an "Event"), then, in connection with any such Event, each Holder of a Warrant shall have the right, in lieu of exercising such Warrant in advance of such Event and receiving the consideration which a Holder of the Shares issuable upon exercise of such Warrant would receive in connection with such consolidation or merger, liquidating dividend or tender offer (the "Event Consideration"), upon surrender of the Warrant Certificate evidencing such Warrant to the Company or its duly authorized agent or to the depositary or exchange agent, as the case may be, to receive the Event Consideration with respect to the Shares for which such Warrant is exercisable reduced by the Exercise Price. Such reduction in the Event Consideration shall first be applied to any cash included in the Event Consideration and, to the extent that such cash is less than the Exercise Price, the amount of the securities or other property to be received by such Holder shall be reduced by an amount that, together with any such cash, is (in the reasonable judgment of the Company's board of directors) equal to the Exercise Price. The Company hereby covenants

          (A)  to give notice of any Event specified in (a) or
     (b) above to each Holder of Warrants at least fifteen (15) business days in advance of the record date for determining stockholders' rights with respect to such Event, and

          (B) that any agreements, resolutions, offers or other documents with respect to any Event shall contain terms consistent with the provisions of this Section 10 and, in the case of any Event specified in (c) above, shall be forwarded to each Holder of Warrants.

The provisions of this Section 11 shall also apply to successive
Events.

     12. Absence of Registration. By acceptance of a Warrant Certificate evidencing the Warrant, each Holder represents and agrees that such Holder is acquiring the Warrant, and that upon exercise thereof it will acquire the Shares, with its own funds for its own account for investment, and not with a view to any sale, distribution or transfer thereof in violation of the Securities Act of 1933 (the "Securities Act").

Each Holder acknowledges that such Holder has been informed by the Company or by the previous Holder of the Warrant that the Warrant may not, under the Securities Act and applicable regulations thereunder, be re-sold, transferred or otherwise disposed of without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

Warrant Certificates shall bear the following legend:

THE WARRANT REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE
"SECURITIES ACT").  IT MAY NOT BE SOLD OR OFFERED FOR SALE IN THE
ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION
REQUIREMENTS OF THE SECURITIES ACT.

     13.  Information Covenants.

          13.1 Notice of Stockholder Meetings. Nothing contained in this Agreement shall be construed as conferring upon any Holder the right to vote or to consent to or receive notice as a stockholder in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights whatsoever as a stockholder of the Company; provided, however, that if a meeting of the stockholders of the Company is called or if consents of the Company's stockholders are solicited to consider and take action on a proposal for (i) the declaration of a dividend with respect to Shares, other than in cash, (ii) the redemption or repurchase of any Shares, other than pursuant to repurchase agreements with employees, (iii) the voluntary dissolution of the Company or (iv) any consolidation, merger or sale of all or substantially all of its property, assets, business and good will as an entirety, then the Company shall cause a notice thereof to be sent by first class mail, postage prepaid, at least twenty (20) business days prior to the record date for determining stockholders entitled to vote at such meeting or to take action with respect to such consent, to each Holder of Warrants at such Holder's address appearing on the Warrant Register; but failure to mail or to receive such notice or any defect therein or in the mailing thereof shall not affect the validity of any action taken at such meeting or by such consent.

          13.2 Notice of Distributions. If the Company determines to make any distribution on its Common Stock, then the Company shall deliver a notice of its intention to make such distribution by first class mail, postage prepaid, at least twenty (20) business days prior to the record date for such distribution to each registered Holder of Warrants at such Holder's address appearing on the Warrant Register, but failure to mail or to receive such notice or any defect therein or in the mailing thereof shall not affect the validity of any action taken in connection with such distribution.

          13.3  Financial Statements, etc.  Notwithstanding
Section 13.1 above, the Company shall promptly deliver to each Holder copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Company or any of its subsidiaries shall file with the Securities and Exchange Commission. In addition, the Company shall deliver to each Holder all financial statements and other reports required to be delivered to holders of Senior Notes pursuant to paragraph 6.1 of the Purchase Agreement.

          13.4 Proper Books and Records; Inspection. The Company covenants that it will keep proper books and records in which full, true and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities. The Company further covenants that it will permit, and will cause each of its subsidiaries to permit, any person designated in writing by any Holder to visit and inspect any of its properties, to examine its corporate, financial and operating records and to make copies thereof or extracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, employees and independent accountants, all at such times, upon reasonable notice, as may reasonably be desired.

     14. Notices. Any notice pursuant to this Agreement to be given or made by any Holder to or on the Company shall be made by hand delivery, prepaid first-class mail (registered or certified, return receipt requested), telegraph, facsimile transmission (receipt confirmed), or overnight air courier guaranteeing next day delivery, addressed to: the Company at: 600 South Highway 169, Suite 1800, St. Louis Park, MN 55426, Attention: Z. Jill Barclift, Esquire (facsimile transmission number: (612) 525-5098, with a copy to, Sidley & Austin, One First National Plaza, Chicago, IL 60603, Attention: Richard Clemens, Esquire (facsimile transmission number: (312) 853-7036.

Any notice or demand authorized by this Agreement to be given or made by the Company to any Holder shall be sufficiently given or made (except as otherwise provided in this Agreement) if sent as provided above, addressed to such Holder's address appearing on the Warrant Register, with a copy, in the case of a Purchaser, to Hutchins, Wheeler & Dittmar, 101 Federal Street, Boston, Massachusetts 02110, Attention: James Westra (facsimile transmission number: (617) 951-1295).

     15. Warrant Obligations Independent of Debt Obligations. Pursuant to the Purchase Agreement, the Company has issued Senior Notes to the Purchasers. The obligations of the Company or its affiliates with respect to the Warrants, including, without limitation, the obligations set forth in this Agreement, are independent of any obligations of the Company under the Senior Notes, and such obligations with respect to the Warrants shall remain valid and binding notwithstanding the performance of, or any breach by the Company or its affiliates with respect to, their obligations under the Senior Notes.

     16. Fractional Interests. The Company shall not be required to issue fractions of Shares on the exercise of Warrants. If the Company elects not to issue fractions of Shares, then with respect to any fraction of a Share that would otherwise have been issuable on the exercise of a Warrant, the Company shall purchase such fraction for an amount in cash equal to the fraction of the then current Exercise Price attributable to such fractional share.

     17. Cancellation. The Warrants shall be automatically cancelled, without further notice to or action on the part of, the Holder thereof upon consummation of the Exchange (as defined in the Purchase Agreement).

     18. Binding Effect; Survival. This Agreement shall survive the exercise of the Warrants and shall be binding upon the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Holders of the Warrants and each holder of Shares issued upon exercise of the Warrants.

     19. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original; but such counterparts together shall constitute but one and the same instrument.

     20. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.


     [The rest of this page intentionally left blank]



IN WITNESS WHEREOF, each of the parties hereto has caused this Warrant Agreement to be duly executed as a sealed instrument as of the day, month and year first above written.

                    THE COMPANY:

                    METRIS COMPANIES INC.

                    By:/s/ Ronald N. Zebeck
                    Name:  Ronald N. Zebeck
                    Title: President and Chief Executive Officer

                    INVESTORS:

                    THOMAS H. LEE EQUITY FUND IV, L.P.

                    By:  THL Equity Advisors IV, LLC, its General Partner

                         By:/s/ Thomas M. Hagerty
                         Name:   Thomas M. Hagerty
                         Title:  Managing Director

                                   THOMAS H. LEE FOREIGN FUND IV,
                    L.P., 1997 THOMAS H. LEE NOMINEE TRUST, DAVID
                    V. HARKINS, THE 1995 HARKINS GIFT TRUST,
                    SCOTT A. SCHOEN, C. HUNTER BOLL, SCOTT M.
                    SPERLING, ANTHONY J. DINOVI, THOMAS M.
                    HAGERTY, WARREN C. SMITH, JR., SETH W. LAWRY,
                    KENT R. WELDON, TERENCE M. MULLEN,      TODD
                    M. ABBRECHT, CHARLES A. BRIZIUS, SCOTT
                    JAECKEL, SOREN OBERG, THOMAS R. SHEPHERD,
                    WENDY L. MASLER, ANDREW D. FLASTER, KRISTINA
                    A. WATTS, ROBERT SCHIFF LEE 1998 IRREVOCABLE
                    TRUST, STEPHEN ZACHARY LEE, CHARLES W. ROBINS AS CUSTODIAN FOR JESSE ALBERT LEE, CHARLES W. ROBINS, JAMES WESTRA, THOMAS H. LEECHARITABLE INVESTMENT L. P., THL-CCI INVESTORS LIMITED PARTNERSHIP

                    By:/s/ Thomas M. Hagerty
                    Thomas M. Hagerty,
                    Attorney-in-fact

                            EXHIBIT A

                       WARRANT CERTIFICATE


THE WARRANT REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE
"ACT").  IT MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF
AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE
EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

THE TRANSFER OR EXCHANGE OF THIS WARRANT MUST BE REGISTERED IN
ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.


NO.                                , 1998

     VOID AFTER 5:00 P.M. EASTERN TIME

     TIME ON DECEMBER 31, 2008

                      Metris Companies Inc.
                       Warrant Certificate

     THIS CERTIFIES THAT for value received,
, or its registered assigns, is the owner of a Warrant which entitles it to purchase at any time on or after the first to occur of (i) the date on which the shareholders of the Company vote to disapprove the Exchange (as defined in the Purchase Agreement dated as of November 13, 1998) and (ii) June 30, 1999, subject to the termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and as prescribed by the Office of the Comptroller of the Currency, and on or before 5:00 p.m. Eastern Time on December 31, 2008 or on such later date, if any, as provided in the Warrant Agreement (as hereinafter defined) (the "Expiration Date"), fully paid and nonassessable Shares of the Common Stock, $.01 par value (the "Common Stock") of the Company, at the purchase price of $30.00 per share (the "Exercise Price") upon presentation and surrender of this Warrant Certificate with the Form of Election to Purchase attached hereto duly executed. The Expiration Date is subject to extension as provided in said Warrant Agreement. The number of Shares which may be purchased upon exercise of the Warrant evidenced by this Warrant Certificate is the number as of the date of the original issue of such Warrant, based on the Shares of Common Stock of the Company as constituted at such date. As provided in the Warrant Agreement, the number and kind of Shares which may be purchased upon the exercise of the Warrant evidenced by this Warrant Certificate, and the Exercise Price at which such shares are purchasable, are, upon the happening of certain events, subject to modification and adjustment.

     This Warrant Certificate and the Warrant it represents are subject to, and entitled to the benefits of, all of the terms, provisions and conditions of a certain Warrant Agreement dated as of December 9, 1998 (the "Warrant Agreement") between the Company and the original holder hereof, which Warrant Agreement is hereby incorporated herein by reference and made a part hereof and to which Warrant Agreement reference is hereby made for a full description of the rights, limitation of rights, obligations, duties and immunities hereunder of the Company and the holder of this Warrant Certificate. Copies of the Warrant Agreement are on file at the principal office of the Company.

     Subject to the terms of the Warrant Agreement, this Warrant Certificate, upon surrender at the principal office of the Company, may be exchanged for another Warrant Certificate or Warrant Certificates of like tenor and date evidencing a Warrant or Warrants entitling the holder to purchase a like aggregate number of Shares of Common Stock as the Warrant evidenced by the Warrant Certificate surrendered entitled such holder to purchase.

     No fractional Shares of Common Stock need be issued upon the exercise of any Warrant evidenced hereby, but in lieu thereof a cash payment may be made, as provided in the Warrant Agreement.

     No holder of this Warrant Certificate shall be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained in the Warrant Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, to give or withhold consent to any corporate action (whether upon any recapitalization, issue of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise), to receive notice of meetings (except as provided in the Warrant Agreement), or to receive dividends or subscription rights or otherwise, until the Warrant evidenced by this Warrant Certificate shall have been exercised and the Common Stock purchasable upon the exercise thereof shall have become deliverable as provided in the Warrant Agreement.

     If this Warrant Certificate shall be surrendered for exercise within any period during which the transfer books for the Company's Common Stock are closed for any purpose, the Company shall not be required to make delivery of certificates for Shares purchasable upon such exercise until the date of the reopening of said transfer books.

     IN WITNESS WHEREOF, the Company has caused the signature (or facsimile signature) of its President and Secretary to be printed herein and its corporate seal (or facsimile) to be printed herein.

Attest:                            METRIS COMPANIES INC.



By:                           By:
Z. Jill Barclift              Ronald N. Zebeck
Secretary                     President and Chief Executive Officer



                  FORM OF ELECTION TO PURCHASE

  To be executed if the Holder desires to exercise the Warrant.

TO METRIS COMPANIES INC.:

     The undersigned hereby irrevocably elects to exercise the
Warrant evidenced by this Warrant Certificate No.     to purchase
Shares of Common Stock issuable upon the exercise of such Warrant and requests that certificates for such Shares be issued in the name of:


                              Name


                              Address


                              Social Security Number

     If such number of Shares shall not be all the Shares with respect to which this Warrant is exercisable, a new Warrant for the balance remaining of such Shares will be registered in the name of and delivered to:


                              Name


                              Address


                              Social Security Number


Date:
                              Signature
                              (Signature must conform in all
                               respects to name of
                              holder as specified on the face of
                              this Warrant Certificate)


                           ASSIGNMENT


  (To be executed only upon assignment of Warrant Certificates)


     For value received, hereby sells, assigns and transfers unto ___________ the within Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint attorney, to transfer said Warrant Certificate on the books of the within-named Company, with full power of substitution in the premises.

Dated:                                    ,


                              NOTE:     The above signature
                              should correspond
                              exactly with the name on the face
                              of this Warrant Certificate.



                           SCHEDULE I

Warrant Purchasers                              Number Purchased










Warrant Agreement